DATED THE 10th DAY OF FEBRUARY 2014

F2 BIO VENTURES V L.P.

and

F2 CAPITAL LIMITED

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made with effect on the 10th day of February 2014

BETWEEN

(1)	F2 Bio Ventures V L.P., a limited partnership having its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, VG1110, British Virgin Islands (hereinafter called the “SPV”);

AND

(2)
F2 Capital Ltd, a limited company having its registered office at 3rd Floor, Geneve Place, Waterfront Drive, PO Box 3175 Road Town, Tortola, British Virgin islands (hereinafter called the “Investment Adviser”);

WHEREAS

The SPV wishes to appoint the Investment Adviser to provide the services set out herein and the Investment Adviser wishes to accept such appointment on the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED by and between the parties as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement including the Recitals except where the context otherwise requires the following terms have the meaning assigned to them:

“Administrator”	MaplesFS

“Commencement Date”	the date of commencement of this Agreement which shall be the date written at the top of the first page of the Agreement;

“Confidential Information”	any information relating to the portfolio, finances, business, transactions, or affairs of the SPV;

“Directors”	Jerome Schonbachler;

“Investment Program”	the Investment Adviser’s investment management programme;

“Investments”	any securities, instruments, obligations or property of whatsoever nature in which the Investment Adviser is empowered to invest for the SPV;

“Net Asset Value”	the net asset value of the SPV;

“Proper Instructions”	instructions given by the SPV to the Investment Adviser in accordance with the provisions of Section 9 hereof.

1.2	Further Definitions

In this Agreement:

(i)	any reference to the singular includes reference to the plural and vice versa and reference to the masculine gender includes reference to the feminine and neuter genders and vice versa;

(ii)
unless otherwise expressly stated to the contrary herein, any reference to any section, sub-section, paragraph or sub-paragraph (as the case may be) shall be deemed to be a reference to the relevant section, sub-section, paragraph or sub-paragraph (as the case may be) of or to this Agreement;

(iii)
any reference to persons includes reference to any legal person and to any body corporate, unincorporated association, partnership, trust, unit trust, mutual fund or other collective investment scheme and the manager or trustee of any such collective investment scheme;

(iv)
the headings are inserted for convenience of reference only and shall not in any way form part of or affect or be taken into account in the construction or interpretation of any provision of this Agreement or the Schedules hereto;

(v)
words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless otherwise expressly stated to the contrary herein, refer to the particular section, sub-section, paragraph, sub-paragraph or schedule of or to this Agreement or, as the context may require, to the whole of this Agreement; and

2.	APPOINTMENT AND AUTHORITY OF THE INVESTMENT ADVISER

2.1
The SPV appoints the Investment Adviser and the Investment Adviser agrees with effect from the Commencement Date to act (subject always to the overall policy, Proper Instructions and supervision of the Directors) as the Investment Adviser of the SPV in relation to the investment, management and realisation of the cash and other assets of the SPV and to act as agent for and on behalf of the SPV in identifying, selecting, purchasing, acquiring, managing, exchanging and disposing of Investments in accordance with, and in furtherance of, the Investment Programme on the terms and subject to the provisions of this Agreement.

2.2
Without limiting the generality of section 2.1, but subject to section 3 below, the Investment Adviser shall have full power and discretionary authority on behalf and for the account of the SPV to provide such management and advisory services as requested by the SPV in accordance with the overall policy set by the SPV, Proper Instructions and the Investment Program and within the parameters set by the Directors and to enter into any agreement, contract, transaction or arrangement in relation to the purchase, acquisition, holding, exchange, variation, transfer, sale or disposal of any Investments on behalf of the SPV and shall have full authority to bind the SPV.

2.3	The Investment Adviser may not hold any monies or investments on behalf of the SPV.

2.4
The Investment Adviser shall be entitled to delegate all or any part of its duties and responsibilities to such person or persons and upon such terms as to remuneration and otherwise as it shall determine. The Investment Adviser shall be liable for the acts and omissions of any such delegate. The SPV shall, on the reasonable request of the Investment Adviser, join in any agreement with the delegate and shall give the same representations and warranties and the same indemnities as in this Agreement.

3.	SERVICES

3.1
During the continuance of this Agreement, the Investment Adviser shall render such management services and related services to the SPV as each may from time to time require in connection with the investment, management and realisation of the cash and other assets of the SPV and the purchase, acquisition, holding, exchange, variation, transfer, sale or disposal thereof and in particular, but without limiting the generality of the foregoing, the Investment Adviser shall:

(a)	Enter into any other contracts or agreements in connection with its role as Investment Adviser to the SPV;

(b)	Prepare such material and provide such information (other than accounts) for inclusion in annual or other reports for the SPV as the SPV may from time to time reasonably require;

(c)	Monitor the Investment Program and propose to the SPV any changes; and

(d)	Engage consultants, attorneys, independent accountants or such other persons as the Investment Adviser may deem necessary or advisable.

3.2	In carrying out its duties under Section 3.1 hereof, the Investment Adviser shall comply with all reasonable Proper Instructions and shall have due regard to and comply with:

(a)	overall policies and directions of the SPV and the specific instructions of the Directors and the parameters set by those persons;

(b)	the primary objectives of the Investment Programme;

(c)	any restrictions for the time being contained in any statements of Investment Programme;

(d)	any investment restrictions (including the exemptions and savings) agreed with the SPV;

(e)	the provisions of applicable laws, regulations and rules in any country in which the SPV invests;

(f)	the terms of any exchange control consent and any other present or future government or regulatory consents of any relevant jurisdiction in relation to the SPV and its assets; and

(g)	any other matter to which a prudent Investment Adviser should reasonably pay regard in the proper discharge of its duties.

4.	PROFESSIONAL ADVICE

4.1
In carrying out its duties in accordance with this Agreement, the Investment Adviser may only with the express approval of the SPV obtain and pay for such expert or professional advice or services as may be necessary or desirable for the performance of its duties under this Agreement and in particular, but without prejudice to the generality of the foregoing, the Investment Adviser may refer any legal question to the SPV legal advisers, and may rely and act on any expert or professional opinion or advice, including any legal opinion or advice given by the SPV legal advisers, and in the absence of gross negligence, wilful default or fraud, the Investment Adviser shall not be responsible for any loss or damage occasioned by its so acting.

5.	OBLIGATIONS OF THE SPV

5.1
The SPV shall provide the Investment Adviser with (or procure the provision to the Investment Adviser of) such information or advice relating to or in connection with the SPV which it is reasonably necessary for the Investment Adviser to receive with a view to the proper discharge of its duties and functions hereunder or which the Investment Adviser shall reasonably request for such purpose.

5.2	The SPV shall undertake to obtain all necessary licenses and consents which may be required to carry on its business.

5.3
The SPV shall provide the Investment Adviser (at the cost of the Funds) with such copies of the annual reports and such other documents (including all shareholder notices and reports) issued by or relating to the SPV from time to time as the Investment Adviser shall reasonably request.

5.4
The SPV will notify the Investment Adviser immediately if any of the information or advice provided by or on behalf of the SPV under this Section shall cease to be true and accurate in any material respect or shall have become misleading in any material respect.

6.	REMUNERATION OF THE INVESTMENT ADVISER

6.1
In consideration of its services hereunder, the Investment Adviser shall be entitled to receive a management fee as more particularly set out in Schedules to this Agreement. The Investment Adviser shall also be entitled to reimbursement of all costs and expenses incurred by it in the performance of its duties.

6.2	Payment of the Investment Advisory Fees pursuant to the Schedules to this Agreement shall be made in arrears, as of the first day of each following calendar month.

6.3	The Investment Adviser will be responsible for the fees of any person to whom it delegates any of its duties and functions.

7.	PROPER INSTRUCTIONS

7.1
Any instructions to be given by the SPV shall be written, or emailed by such one or more person or persons as the SPV shall from time to time have authorised to give the particular class of instructions in question. Different persons may be authorised to give instructions for different purposes. A certified copy of a resolution of the Directors may be received and accepted by the

Investment Adviser as conclusive evidence of the authority of any such person to act and may be considered as in full force and effect until receipt of a written notice to the contrary.

7.2
Instructions given by the SPV shall be acknowledged by the Investment Adviser acting upon them unless the SPV are advised that the Investment Adviser believes such compliance may not be practicable or might involve any of the parties in a contravention of any law, rule or regulation.

8.	LIABILITY OF THE INVESTMENT ADVISER

8.1
The Investment Adviser shall not be liable for any losses, damages, costs or expenses “Loss” suffered by the SPV or any other person in connection with this Agreement or the performance of its duties and services, unless such loss arises from gross negligence, fraud, bad faith or wilful default in the performance of the Investment Adviser’s duties and services, and in particular (but without limitation) the Investment Adviser shall not be liable for any Loss which may be sustained in the holding or sale of any investment. The Investment Adviser may consult with counsel and accountants in respect of the SPV’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants, provided that such counsel or accountants were selected with reasonable care.

8.2
The Investment Adviser shall be entitled to rely absolutely upon and shall not incur any liability in respect of any action taken or thing suffered in good faith in reliance upon any paper or document believed to be genuine and to have been sealed or signed by the proper parties or be in any way liable for any forged or unauthorised signature or seal affixed to any document and in discharging its duties hereunder the Investment Adviser may, in the absence of manifest error, rely without enquiry upon all information supplied to it by the SPV or any of their directors, officers, servants, employees or agents. The Investment Adviser may accept as sufficient evidence of any instruction, notice or other communication given to it by the SPV or any of its directors, officers, servants, employees or agents any document or paper signed or purporting to be signed on behalf of the SPV by such person or persons whose signature the Investment Adviser is for the time being authorised to accept.

8.3
The Investment Adviser shall send to the SPV as soon as possible all notices of claims, summonses or writs which it receives from third parties in relation to the affairs of the SPV and no liability of any kind shall be admitted and no undertaking given nor shall any offer, promise or payment be made or legal expenses incurred by the Investment Adviser in relation to any such claim, summons or writ without the written consent of the SPV.

8.4
The Investment Adviser shall not be required or entitled to take any legal action on behalf of the SPV or otherwise in respect of its services hereunder other than on such terms as the Investment Adviser may in its absolute discretion agree and unless fully indemnified to its reasonable satisfaction for all costs and liabilities in connection therewith.

9.	REPRESENTATIONS AND WARRANTIES

9.1
Each of the parties hereto hereby represents and warrants to the other parties hereto that it has full legal right and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms of this Agreement.

10.	DURATION AND TERMINATION

10.1	This Agreement shall continue in full force and effect until terminated pursuant to Sections 10.2, 10.3 and 10.4 below.

10.2	Each party may terminate this Agreement upon thirty (30) days’ notice in writing to the other party.

10.3
The Investment Adviser or the SPV may terminate this Agreement at any time by notice in writing to the other party if such other party (“Defaulting Party”) shall at any time during the continuance of this Agreement:

(i)
commit any material breach of this Agreement or commit persistent breaches of this Agreement which is or are either incapable of remedy or have not been remedied within thirty (30) days of the other party serving notice upon the Defaulting Party requiring it to remedy same;

(ii)	be unable to pay its debts as they fall due or otherwise become insolvent or enter into any composition or arrangement with or for the benefit of its creditors or any class thereof;

(iii)	be the subject of any petition for the appointment of an examiner, administrator, trustee, official assignee or similar officer to it or in respect of its affairs or assets;

(iv)	have a receiver appointed over all or any substantial part of its undertaking, assets or revenues;

(v)
be the subject of an effective resolution for its winding up except in relation to a voluntary winding up for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the other party; and

(vi)	be the subject of a court order for its winding up or liquidation.

10.4	The SPV may terminate this Agreement immediately in the event that the Investment Adviser is no longer permitted to perform its obligations under any applicable law.

10.5	On the termination of this Agreement;

(i)
the Investment Adviser shall be entitled to receive all fees and other moneys accrued and due up to the date of such termination but shall not be entitled to compensation in respect of such termination;

(ii)
the Investment Adviser shall immediately deliver to the SPV or, as it shall direct, all correspondence and records of all and every description relating to the affairs of the SPV which are in the Investment Adviser’s possession or under the Investment Adviser’s control and shall not be entitled to any lien in respect of any of the foregoing.

10.6	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto against the other parties hereto before such termination.

11.	DEALINGS OF THE INVESTMENT ADVISER

11.1
Nothing in this Agreement shall prevent the Investment Adviser from acting as manager, Investment Adviser and/or investment adviser or in any other capacity whatsoever for any other person on such terms as the Investment Adviser may arrange so long as its services to the SPV are not materially impaired thereby and the Investment Adviser shall not be liable to account for any profit earned or other benefit arising therefrom. The Investment Adviser shall not be deemed to be affected with notice of or to be under any duty to disclose to the SPV any fact or thing which may come to the notice of the Investment Adviser, or any director, officer, servant, employee or agent of the Investment Adviser, in the course of or in connection with the Investment Adviser rendering such services to any other person or in any manner whatsoever otherwise than in the course of carrying out its duties.

11.2
Nothing in this Agreement shall render the Investment Adviser liable to account for any profit earned or other benefit arising from any advice given by the Investment Adviser to any other person, company, joint venture, mutual fund or other collective investment scheme or trustee or manager thereof in relation to the acquisition, holding, financing, sale or disposal of any property, assets, securities or instruments of whatsoever nature including, without limitation, any property, assets, securities and instruments of a type acquired, held, financed, sold or disposed of by the SPV.

11.3
Subject to section 8 of this Agreement, nothing in this Agreement shall render the Investment Adviser liable for any loss or damage suffered or incurred by the SPV out of or in connection with any decision or action by the Investment Adviser to offer to any other person, or arising out of or in connection with any failure by the Investment Adviser to offer to the SPV or to advise the SPV of any opportunity to purchase, acquire, invest or participate in, hold, finance, sell or dispose of any Investments. The Investment Adviser shall not be liable to account to the SPV for any fees, commissions, profits or other benefits arising out of or in connection with any such transaction.

11.4
It is hereby acknowledged and agreed that directors, officers, servants, employees and agents of and shareholders in the Investment Adviser or any of their affiliates are or may from time to time be interested in the SPV as officers, servants, employees, agents, shareholders or otherwise and that officers, servants, employees and agents of or shareholders in the SPV are or may from time to time be interested in the Investment Adviser as directors, officers, servants, employees, agents or shareholders or otherwise and it is hereby agreed and acknowledged that no person so interested shall be liable to account to any other person for any profit or benefit arising out of or in connection with any such interest.

12.	CONFIDENTIALITY

12.1
Each party hereby covenants with and undertakes to the other that, save as may be required by law or by any regulatory authority or agency or as may otherwise be contemplated by this  Agreement, it shall keep secret and confidential and shall not disclose to any person any Confidential Information PROVIDED HOWEVER that it shall not be required to keep secret and confidential Confidential Information which has properly entered the public domain otherwise than through the default of such party.

12.2
No public announcements shall be made or circular, notice or advertisement issued in connection with the subject matter of this Agreement by either of the parties to this Agreement without the prior written approval of the other party.

13.	GENERAL PROVISIONS

13.1	Force Majeure

Notwithstanding anything herein contained, if after the execution of this Agreement there shall come to the attention of the Investment Adviser such a change in national or international financial, political or economic conditions, currency exchange rates or exchange controls, or other laws or regulations as would, in its opinion, be likely to prejudice materially the ability of the Investment Adviser to carry out its duties and functions hereunder, it may elect, by notice to the SPV given at any time (after consultation with the Directors if such consultation is reasonably believed by the Investment Adviser to be practicable), to treat such change as (except as otherwise specifically provided herein or therein) releasing and discharging the Investment Adviser from all further obligations under or pursuant to this Agreement.

13.2	Waiver

A waiver by any party of any breach of any of the terms, provisions or conditions of this Agreement or the acquiescence of such party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term provision or condition or of any subsequent act contrary thereto. Any liability of any party under the provisions of this Agreement may in whole or in part be released compounded or compromised by such party in its absolute discretion as regards any other party under such liability without in any way prejudicing or affecting its rights against the remaining parties under the same or a like liability whether joint and several or otherwise.

13.3	Counterparts

This Agreement may be executed in any number of counterparts by the parties on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.

13.4	Variation of Terms of Agreement

This Agreement shall only be capable of variation by agreement in writing between the Investment Adviser and the SPV.

13.5	Assignments

This Agreement shall not be assignable in whole or in part by any of the parties hereto without the prior consent in writing of the other party.

13.6	Arm’s-Length Agreement

The SPV and the Investment Adviser each represents and warrants to the other and agrees that this Agreement constitutes an arm’s-length agreement among the SPV and the Investment Adviser. The Directors have approved this Agreement and reviewed the compensation arrangement and its risks. Based on the foregoing, the SPV represents that it understands the method of compensation provided for herein and its risks.

13.7	No Partnership

This Agreement shall not be deemed to create any partnership between the Investment Adviser and the SPV. The Investment Adviser shall for all purposes be an independent contractor. The Investment Adviser shall have no authority to act for, represent, bind or obligate the SPV except as specifically provided in this Agreement.

13.8	No Licence

Each party acknowledges for the benefit of the others that nothing in this Agreement grants any rights, except as explicitly contained in this Agreement, in any intellectual property belonging to or developed by a party and that this Agreement does not constitute a licence in respect of such intellectual property.

13.9	Notices

Every notice to be given in accordance with this Agreement shall be in writing and shall be expressed to be a notice given hereunder and shall be deemed duly given:

(i)
upon being left on a business day at the address set out in this Agreement of the party to whom it is being given or at such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice; or

(ii)
upon receipt if posted by prepaid registered post to the address set out in this Agreement of the party to whom it is being posted, or such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice; or

(iii)	upon receipt if transmitted on a business day by facsimile to the correct facsimile number of the party to whom it is being transmitted;

Provided that: where the notice has been transmitted by facsimile the party who has transmitted it shall (without prejudice to the validity of the notice given) send a copy of the notice by prepaid registered post to the party to whom it has been transmitted to that party’s address set out in this Agreement or to such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice.

13.10	Entire Agreement

This Agreement and its attached schedules contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

13.11	Severability

Each of the provisions in this Agreement are separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.12	Reservation of Rights

No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate on a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.13	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of [country] and each party agrees to submit to the non-exclusive jurisdiction of the courts of [country] as regards any claim or matter arising under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

F2 Bio Ventures V L.P.

By:  /s/ Jerome Schonbachler

Name:         Jerome Schonbachler
Title:           Director

F2 Capital Ltd

By:  /s/ Dr Morana Jovan-Embiricos

Name:         Dr Morana Jovan-Embiricos
Title:           Director

SCHEDULE ONE

Investment Advisory Fee

The SPV shall pay a monthly investment advisory fee quarterly in advance to the Investment Adviser equal to one quarter (1/4) of two per cent (2%) per cent of the committed capital of the SPV (before deduction of that quarter’s Investment Advisory Fee.